Exhibit 10.1

EXECUTION COPY

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (“Agreement”) is entered into as of October 3, 2023, by and among (i) iRacing.com Motorsport Simulations, LLC, a Delaware limited liability company (the “Assignee”); (ii) 704Games LLC, a Delaware limited liability company (successor by merger to 704 Games Company, a Delaware corporation) (the “Company” or the “Assignor”); and (iii) MOTORSPORT GAMES INC., a Delaware corporation and the sole member of the Company (the “Stockholder”).

Recitals:

A. The Assignor operates a Business (as defined below) and owns certain assets that are used or held for use in connection with such Business (as defined below).

B. The Assignor determined the Company’s development resources could not support the IP licenses it held in order to develop revenue generating games for each license and which certain guaranteed payment minimums were contributing to economic losses for the Business.

C. The Assignor desired to sell one or more excess IP license in order to minimize losses and generate profitability. Therefore, the Assignor initiated discussions with Assignee through Frank Sagnier. Mr. Sagnier is a veteran of the games industry with particular knowledge of, and success within, the racing genre working for leading game companies, including Codemasters that was acquired by Electronic Arts in 2021. As CEO of Codemasters he was responsible for brands such as Formula One, GRID, DiRT Rally and Project CARS. Mr. Sagnier was retained to negotiate the potential assignment of certain assets of the Company, including the Contract (as defined below), in exchange for good and valuable consideration.

D. The Assignee’s proposed transaction was the most favorable proposal provided to the Assignor, amongst other offers received by the Assignor, and which was accepted by the Assignor.

E. Based on the potential game development capabilities, proven success and other related business synergies, Assignor determined Assignee to be the most qualified to receive the license in order to receive NASCAR’s consent to the transactions contemplated herein. Therefore the Assignor desires to assign to Assignee, and the Assignee desires to receive from Assignor, the Contract, and the Assignee desires to assume from the Assignor, the Assumed Liabilities (as defined below), on the terms and subject to the conditions set forth herein.

Now Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

Assignment & Assumption Agreement

Article I

DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” when used with respect to any specified Person, means any other Person who or that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

“Business” means the business of Assignor, as conducted on the date of this Agreement, including without limitation the business of the development, distribution, promotion, marketing, commercial exploitation of hardcopy, web-based and mobile-based videogames.

“Business Platform” means any website, smart phone application or other digital portal engaging in sales or providing access to the NASCAR Games to Players, including without limitation Xbox, PlayStation and Switch and all other domain names, web addresses and websites used by Assignor in the Business.

“Contract” shall mean the Second Amended and Restated Distribution and License Agreement by and between 704Games LLC, a Delaware limited liability company (successor by merger to 704 Games Company, a Delaware corporation), a wholly owned subsidiary of the Stockholder, and NASCAR Team Properties, a series trust organized under the laws of Delaware, effective as of January 1, 2019, as amended by that certain Amendment to Second Amended and Restated Distribution and License Agreement, dated November 13, 2020, and the Amendment to Second Amended and Restated Distribution and License Agreement, dated November 30, 2020.

“Control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term “Controlled” shall have a correlative meaning.

“Data Laws” means Laws applicable to data or information privacy, data or information security, data transfer (including cross-border transfer), and/or confidential or personal information, as well as industry standards or guidelines applicable to the Company.

“Governmental Authority” means any governmental, regulatory or administrative authority, agency or commission or any court, tribunal, judicial or arbitral body and any instrumentality of any of the foregoing.

“Indebtedness” of any Person means, without duplication, (a) the principal, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of real or personal property, all conditional sale obligations of such Person related to the purchase of real or personal property (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business (other than the current liability portion of any indebtedness for borrowed money)); (c) all obligations of such Person under leases required to be capitalized in accordance with generally accepted accounting principles; (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (e) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (f) any obligations to make payments of the deferred purchase price owed in connection with any acquisitions; (g) any securitizations, synthetic leases or similar off-balance sheet facilities of the Company in existence immediately prior to the Closing; (h) prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person; and (i) all obligations of the type referred to in clauses (a) through (h) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations.

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“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all rights in and to: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership; (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (h) all rights to any Actions of any nature available to or being pursued by Assignor to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“IRS” shall mean the U.S. Internal Revenue Service.

“Knowledge” Any reference to actual knowledge of the Assignor or the Company shall mean the knowledge of Stephen Hood and Jason Potter.

“Laws” shall mean any federal, national, state, provincial or local statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law.

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“Liability” or “Liabilities” means any liabilities of any nature (whether fixed, contingent, potential or otherwise, and whether due or to become due, known or unknown, accrued or unaccrued), and whether presently existing, or arising or asserted after the Closing.

“Lien” shall mean any lien (statutory or otherwise), mortgage, pledge, charge, option, hypothecation, collateral assignment, encumbrance, security interest, restriction or similar claim in equity of any kind or nature whatsoever, excluding statutory liens for current Taxes not yet delinquent.

“NASCAR” shall mean NASCAR Team Properties.

“NASCAR Games” means video game titles related to NASCAR offered, developed or created by Assignor, under the Contract, as of the Closing Date.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, governmental agency or instrumentality, or any other entity.

“Personal Data” means all personally identifiable information collected by the Assignor in operating the Business, including name, residential or business address, email address, and driver’s license or government issued identification number.

“Player” means any Person who has made purchases via one of the Business Platforms.

“Player Account Data” means any and all information obtained, held or otherwise maintained by, or on behalf of Assignor (or otherwise by the Business) with respect to any Player, including any Personal Data with respect to any Player.

“Tax” means (a) all federal, provincial, territorial, state, municipal, local, foreign or other taxes, imposts, rates, levies, assessments and other charges in the nature of a tax (and all interest and penalties thereon and additions thereto imposed by any Governmental Authority), including without limitation all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, employment, payroll, social security, unemployment, disability, estimated or withholding taxes, and all customs and import duties, in each case whether disputed or not; (b) any Liability for the payment of any amounts of the type described in clause (a) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group; and (c) any Liability for the payment of any amounts as a result of being party to any tax sharing agreement or arrangement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (a) or (b).

“Tax Returns” means any returns statement, report, form, information return or claim for refund relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

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Article II

ASSIGNMENT AND ASSUMPTION

2.1 Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, Assignee and Assignor agree that Assignor is not transferring, and Assignee is not assuming, whether directly or indirectly, any liabilities, claims or obligations of any kind relating to the Business or the Contract, except for all Liabilities that accrue under the Contract following the Closing Date (the “Assumed Liabilities”), which shall be the only Liabilities or obligations assumed by the Assignee.

2.2 Exclusion of Liabilities. Notwithstanding any other provisions in this Agreement, the Assignee shall not assume any Liabilities of the Assignor (or any Affiliates of the Assignor), whether relating to the Contract, the Business, the NASCAR Games, or otherwise, other than the Assumed Liabilities (all such Liabilities other than the Assumed Liabilities, collectively, the “Excluded Liabilities”), which shall include, without limitation, the following specific Excluded Liabilities:

(a) Any Liabilities to the extent relating to an Excluded Asset (as defined below).

(b) Any Liabilities in respect of Taxes of the Assignor or of the Business (in respect of the period prior to and including the Closing Date) including, without limitation, (w) federal, state, provincial, local, foreign or other income or franchise Taxes arising from, relating to or attributable to the Contract in respect of the period prior to and including the Closing Date (x) any Taxes arising in connection with the transactions contemplated by this Agreement, (y) end-user Taxes or (z) any liabilities for Taxes arising as a result of the failure by Assignor or the Stockholders to issue any IRS Form 1099 to any relevant consultant, advisor or independent contractor or other person required to receive such form.

(c) Any Liabilities to the extent resulting from, caused by or arising out of, directly or indirectly, actions pending on or prior to the Closing or facts or conditions to the extent existing on or prior to the Closing Date relating to patent, trademark or copyright infringement or any other infringement of the Intellectual Property rights of any Person or violation of any Law or governmental order, including any royalties or minimum guarantees or any other consideration owed to NASCAR or any other third party, or customer and product support related to NASCAR Games.

(d) Any legal, investment banking and other advisory costs and expenses incurred or accrued by or on behalf of the Assignor in connection with the transactions contemplated by this Agreement that are not paid by Assignor at or prior to the Closing.

(e) Any employee Liabilities to the extent relating to present and past employees of Assignor with respect to plans, programs, policies, commitments, and other benefit entitlements established or existing on or prior to Closing (whether or not such Liabilities are accrued or payable at Closing, and whether or not such Liabilities are contingent in nature), including any Liability (i) for any accrued wages or salaries for periods prior to the Closing, (ii) for severance or dismissal pay or otherwise in connection with any termination of employment by Assignor prior to the Closing, (iii) for accrued vacation or sick time accrued prior to the Closing or (iv) relating to any employee plan.

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(f) Any Liabilities of the Assignor under this Agreement.

(g) Any Indebtedness of Assignor or its Affiliates, whether or not relating to the Business.

(h) Any Liabilities under any contract, except under the Contract and only as described herein.

2.3 Assignment of the Contract. Upon the terms and subject to the conditions of this Agreement, Assignor and Assignee agree that on the Closing Date, Assignor shall convey, assign, transfer and deliver to the Assignee, and the Assignee agrees to accept and acquire for the consideration provided herein, sufficient, all rights and marketable title, free and clear of all liabilities except for Assumed Liabilities, to the Contract, including but not limited all data and information, whether in hard copy or electronic format, used or held for use in connection with the Contract and the Assumed Liabilities including, without limitation, all Player Account Data related thereto (collectively, the “Business Records”).

2.4 Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, Assignor shall retain all of Assignor’s right, title and interest in and to, as of the Closing Date, all of the assets and properties, whether tangible or intangible, wherever situated and whether or not specifically referred to herein or in any instrument or conveyance delivered pursuant hereto, other than the Contract (the “Excluded Assets”).

2.5 Closing. The consummation of the transfer of the Contract and the assumption of the Assumed Liabilities provided for herein (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement by the parties (the “Closing Date”). The Closing shall take place by delivery via signed and emailed PDF documents or facsimile transmission (with originals sent via overnight courier service) of the documents to be delivered at the Closing and the transfer of the consideration set forth herein, or at such other place or in such other manner as the parties hereto may mutually agree in writing.

2.6 Deliveries at Closing; Deliveries of Assignor. In addition to the taking of such other actions as may be provided for in this Agreement, at the Closing:

(a) Assignee shall deliver good and valid evidence, in a form satisfactory to the Assignor, that NASCAR consents to the Assignment (as defined in Section 3.1(d)) and the transactions contemplated herein, including the New Assignor License (as defined in Section 6.3 hereof) and NASCAR’s release of the Assignor and its Affiliates from certain obligations and Liabilities related to the Contract as set forth in that certain letter agreement re: consent to assignment, assumption and releases in the form attached hereto as Exhibit A (the “NASCAR Consent and Release”).

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Article III

CONSIDERATION

3.1 Consideration. Subject to the terms and conditions in this Agreement, as consideration for the assignment, transfer and delivery on the date hereof of the Contract and the Assumed Liabilities to the Assignee, Assignee shall pay Assignor as follows:

(a) $5,000,000.00 payable in full at Closing.

(b) $500,000.00 payable on such date that is six (6) months following the Closing.

(c) $500,000.00 payable on the earlier of (i) such date when all NASCAR Games have been removed by the Assignor from the Business Platforms, or (ii) December 31, 2024, provided that all NASCAR Games have been removed by the Assignor from the Business Platforms; and in any event no earlier than such date that is one (1) year following the Closing.

(d) Assignment. Effective as of the Closing, Assignor hereby assigns, transfers and sets over to Assignee all of Assignor’s right, title, benefit, privileges and interest in and to the Contract, including the Business Records, and all of Assignor’s burdens, obligations and liabilities in connection with each of the Assumed Liabilities (collectively, the “Assignment”). Assignee hereby accepts the Assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the liabilities of Assignor to be observed, performed, paid or discharged from and after the Closing, in connection with the Contract and Assumed Liabilities. Assignee expressly understands and agrees that it is not assuming hereunder any Excluded Assets. Assignor expressly acknowledges and agrees that Assignee is not assuming hereunder any Excluded Liabilities.

Article IV
REPRESENTATIONS AND WARRANTIES
OF ASSIGNOR AND THE STOCKHOLDER

The Assignor and the Stockholder hereby jointly and severally represent and warrant to Assignee that the statements contained in this Article IV are true and correct as of the date hereof, except as expressly set forth on the Disclosure Schedule attached hereto (the “Disclosure Schedule”). The Disclosure Schedule shall be arranged in numbered sections corresponding to the Sections contained in this Article IV. Any exception, limitation or information disclosed on any specific Section of the Disclosure Schedule shall be deemed to be disclosed on all other Sections of the Disclosure Schedule and to apply with respect to and limit all representations and warranties in this Agreement to the extent the information disclosed in such exception or limitation is reasonably applicable to such other Sections of the Disclosure Schedule notwithstanding the omission of a cross-reference.

4.1 Existence and Power. Assignor is a limited liability company duly formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation.

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4.2 Authorization; Execution. The execution, delivery and performance by Assignor of this Agreement, and the consummation by Assignor of the transactions contemplated hereby and thereby are within Assignor’s powers and have been duly authorized by all necessary limited liability company action on the part of Assignor. This Agreement has been duly executed and delivered by Assignor and constitutes a valid and binding agreement of Assignor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3 Non-Contravention. The execution, delivery and performance by the Assignor of this Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) contravene or conflict with the certificate of formation and operating agreement of the Assignor, (ii) contravene or conflict with any provision of any Law, judgment, injunction, order, permit or decree binding upon or applicable to the Assignor or the Business, (iii) constitute a default (with or without notice or lapse of time, or both) under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Assignor, or to a loss of any benefit, relating to the Business to which the Assignor is entitled, under any provision of any contract binding upon the Assignor or (iv) result in the creation or imposition of any Lien on the Contract.

4.4 No Undisclosed Liabilities. Except as disclosed in the Disclosure Schedule, there are no Liabilities of the Assignor, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in any Liability of the Assignor or the Contract. All Liabilities in excess of $30,000 (per Liability) are disclosed in the Disclosure Schedules.

4.5 The Contract. Assignor has delivered to Assignee a true, correct and complete copy of the Contract, together with all modifications and supplements thereto. Assignor has performed in all material respects all obligations required to be performed by it under the Contract immediately prior to the Closing.

4.6 Intellectual Property

(a) The Disclosure Schedule lists: (i) all Business Platforms which the Assignor uses to conduct business related to the Contract, whether currently sold, published, offered, or under development (including in the concept phase) by Assignor, or otherwise used by Assignor in connection with the Business.

(b) The Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for the Assignor at any time (the “Assignor Databases”), the types of Personal Data in each such database, the means by which the Personal Data was collected, and the security policies that have been adopted and maintained with respect to each such database. To the Knowledge of Assignor, no material breach or violation of any such security policy has occurred or is threatened, and, to the Knowledge of the Assignor, there has been no unauthorized or illegal use or access to any of the data or information in any of the Assignor Databases.

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(c) The Disclosure Schedule sets forth each privacy policy displayed on Business Platforms governing the use of Personal Data and Player Account Data by the Assignor (hereinafter, each a “Assignor Privacy Policy”). The Assignor has materially complied at all times with and, as presently conducted, is in compliance with, the Assignor Privacy Policy and all Data Laws. To the Knowledge of Assignor, there has been no incident in which Personal Data or Player Account Data was or may have been stolen, misplaced or improperly accessed or disclosed, and the Assignor is not aware of any facts suggesting the likelihood of the foregoing, including without limitation, any breach of information security or receipt of any notices or complaints from any law enforcement agency or any other Person regarding Personal Data or Player Account Data. To the Assignor’s Knowledge, there have not been any investigations conducted or claims asserted with respect to the Assignor by any other Person (including any Governmental Authority) regarding the collection, use, storage, distribution, transfer, import, export, disposal or disclosure of Player Account Data (including as a result of the conduct of the Assignor’s Business or any violation of applicable law) and none is pending, or to the Knowledge of the Assignor, threatened, and to the Knowledge of the Assignor, there is no basis for the same. Neither the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements, will result in any violation of any the Assignor Privacy Policy or any applicable Law pertaining to privacy, Player Account Data or Personal Data. Except for restrictions set forth in the Assignor Privacy Policies or under applicable Law, there is no restriction on the use by the Assignor of Player Account Data collected by Assignor prior to the Closing Date, nor on the sale and transfer of the Player Account Data as contemplated by this Agreement. Except as set forth on Section 4.6(c) of the Disclosure Schedule, Assignor has not previously sold or transferred any Player Account Data or Personal Data to a third party.

Article V

REPRESENTATIONS AND WARRANTIES OF ASSIGNEE

The Assignee hereby represents and warrants to Assignor that:

5.1 Organization and Existence. Assignee is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

5.2 Authorization; Execution. The execution, delivery and performance by Assignee of this Agreement, and the consummation by Assignee of the transactions contemplated hereby and thereby are within Assignee’s powers and have been duly authorized by all necessary corporate action on the part of Assignee. This Agreement has been duly executed and delivered by Assignee and constitutes a valid and binding agreement of Assignee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Article VI
COVENANTS

6.1 Removal of NASCAR Games. Assignor will remove all Legacy NASCAR Games (as defined in Section 6.3 below) from all Business Platforms no later than December 31, 2024. Notwithstanding the foregoing or anything to the contrary herein, Assignor may continue to sell all Legacy NASCAR Games until December 31, 2024. For the avoidance of doubt, and pursuant to Section 2.2 hereof, Assignee will retain no financial support, legal or any other Liabilities or obligations whatsoever for the Legacy NASCAR Games and at any time prior to or following the Closing.

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6.2 Amended and Restated Contract. The Closing shall not occur until the Assignee and NASCAR have entered into a new agreement replacing the Contract in its entirety, to become effective upon the Closing or on such later date as the Assignee and NASCAR mutually agree to in their own discretion, containing terms consistent with those set forth in Exhibit B to the NASCAR Consent and Release.

6.3 NASCAR New License to Assignor and Release of Assignor From Liabilities. The Assignor (subject to any required NASCAR consents required to be obtained; which consent shall be obtained as part of and together with the New Assignor License) will obtain from NASCAR (i) the NASCAR Consent and Release and (ii) Distribution and License Agreement from NASCAR to Assignor, under a license from the Closing Date through December 31, 2024 (the “New Assignor License”), granting to the Assignor such rights as are needed for Assignor to continue distributing and selling through December 31, 2024 Assignor’s NASCAR Games that were conceived, developed or sold prior to Closing (“Legacy NASCAR Games”). The Closing shall not occur until Assignor has obtained the NASCAR Consent and Release and the New Assignor License is granted by NASCAR to the Assignor.

6.4 Restrictive Covenants.

(a) Following the Closing, the Assignor will not restrict, limit or impede, directly or indirectly, the Assignee from obtaining any additional licenses from NASCAR to the Assignor or its Affiliates (“NASCAR Market Licenses”) through either exclusive or non-exclusive transactions or for any other reason. “NASCAR Market Licenses” shall include but not be limited to any racetracks, race cars, race car drivers or racing teams that are raced or participate in the NCWTS, NXS, NCS, NBS, or any NASCAR branded series of any kind whether national, regional or international. “NCWTS,” “NXS,” “NCS” means respectively ‘‘NASCAR Camping World Truck Series,” “NASCAR Xfinity Series,” ‘‘NASCAR Cup Series,” and NASCAR branded series or any respective predecessor or successor series thereto, and any other additional licenses that may be included in such licenses between NASCAR and the Assignee or its Affiliates.

(b) Following the Closing, Assignor shall not develop, create or license any new content related to NASCAR Games other than ordinary course of business “patches” and the impending “NASCAR Heat 5 2022 Season DLC.”

(c) Enforcement of Covenants. Each of the parties hereto acknowledges and agrees that in the event of any breach of a covenant under this Agreement that Assignee would be irreparably and immediately harmed. If a breach of covenant occurs, the Assignee shall be entitled, in addition to all other rights and remedies that the Assignee may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining the Assignor and all other Persons involved therein from continuing such breach, and without the necessity of posting a bond. Further, it is accordingly agreed that (i) Assignor will waive, in any action for specific performance or the defense of adequacy of a remedy at law, and (ii) Assignee shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement. The existence of any claim or cause of action that the Assignor or any such other Person may have against Assignee shall not constitute a defense or bar to the enforcement of the covenants set forth in this Article VI. If the Assignee must resort to litigation to enforce any of the covenants that has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a breach occurred or, if later, the last day of the original fixed term of such covenant.

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(d) Scope of Covenants. If any covenant, or any part thereof, or the application thereof, is construed to be invalid, illegal or unenforceable, then the other covenants, or the other portions of such covenant, or the application thereof, shall not be affected thereby and shall be enforceable without regard thereto. If any of the covenants is determined to be unenforceable because of its scope, duration, geographical area or other factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such covenant shall then be enforceable in its reduced or limited form.

Article VII

MISCELLANEOUS

7.1 Indemnification. Assignor and the Stockholders (the “Indemnifying Parties”), jointly and severally, agree to indemnify and hold Assignee and its affiliates, their respective directors, officers and employees, and each other person, if any, controlling Assignee or any of its Affiliates (Assignee and each such other person or entity are hereafter referred to as an “Indemnified Person”) from and against any and all losses, claims, damages, expenses (including reasonable fees and disbursements of counsel), obligations and liabilities, or actions or proceedings in respect thereof (collectively “Losses”), caused by, relating to, based upon or arising out of:

(a) the inaccuracy of any representation or warranty made by any Indemnifying Party in or pursuant to this Agreement; or

(b) any failure by the Indemnifying Party to perform any obligation or comply with any covenant or agreement specified in this Agreement.

The Indemnifying Parties agree to reimburse each Indemnified Person for all expenses (including the reasonable fees and disbursements of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing, defending, paying, settling or compromising any claim, action, suit, proceeding, or Loss, whether or not in connection with an action in which any Indemnified Person is a named party.

7.2 Publicity. Upon Closing, the Assignee shall send an initial press release draft to Assignor. Until forty-five (45) days after the Closing, neither party shall issue such press release or any other press releases or other publicity without the other party’s prior review and prior written approval; provided, however, that Assignor shall have the right to make all public disclosures regarding the transactions contemplated herein, including on Forms 8-K, 10-Q and 10-K and other filings and disclosures, under the securities laws, rules and regulations, including those promulgated by the U.S. Securities and Exchange Commission and NASDAQ.

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7.3 Remedies. The parties shall each have and retain all rights and remedies existing in their favor solely at equity, including without limitation, any actions for specific performance and/or injunctive or other equitable relief to enforce or prevent any violation of this Agreement. Without limiting the generality of the foregoing, Assignor hereby agrees that in the event Assignor fails to convey the Assigned Assets to the Assignee in accordance with the provisions of this Agreement, Assignee’s remedy at law will be inadequate. In such event, Assignee shall have the right, in addition to all other rights and remedies it may have, to specific performance of the obligations of Assignor to convey the Assigned Assets. Notwithstanding anything to the contrary contained herein, if Assignee obtains such specific performance, then such specific performance shall be the sole and exclusive remedy of Assignee for any non-assignment of the Contract.

7.4 No Third Party Beneficiaries. No provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than Assignee, Stockholder and Assignor any rights, remedies or other benefits under or by reason of this Agreement.

7.5 Notices. Any notice required or permitted to be given by either party under this Agreement shall be in writing and shall be personally delivered or sent by a reputable overnight mail service (e.g., Federal Express), or by first class mail (postage prepaid), or by email to the email addresses set forth below, or facsimile confirmed by first class mail (postage prepaid) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Assignee:

iRacing Motorsport Simulations, LLC

300 Apollo Drive

Chelmsford MA 01824

Attn: Anthony Gardner

Email: tony.gardner@iracing.com

with a copy to:

Morse, Barnes-Brown and Pendleton, PC

480 Totten Pond Road

Waltham, MA 02451

Attn: Michael Cavaretta, Esq.

Email: mcavaretta@morse.law

if to the Assignor:

704 Games LLC

5972 NE 4th Avenue

Miami, FL 33137

Attention: Jason Potter

Email: jason.potter@motorsport.com

Assignment & Assumption Agreement	11

7.6 Assignment. The rights or obligations of the parties hereto may not be assigned without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except that the Assignee may assign all or part of its rights and obligations under this Agreement to one or more direct or indirect subsidiaries (in which event, representations and warranties relating to Assignee shall be appropriately modified) and provided that Assignee remains obligated for all purposes under this Agreement. Subject to the foregoing, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the permitted successors and assigns of the parties hereto.

7.7 Waiver and Modification. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. Any waiver, amendment or other modification of any provision of this Agreement will be effective only if in writing and signed by Assignee and Assignor.

7.8 Governing Law and Forum; JURY TRIAL WAIVER. This Agreement will be governed by and construed and enforced in accordance with laws of the State of Delaware without giving effect to conflict of laws principles. TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE LAW, WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER, REMEDY OR DEFENSE ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE, OR WITH RESPECT TO ANY COURSE OR CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY RELATING TO THIS AGREEMENT; AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.

7.9 Headings. Headings used in this Agreement are for ease of reference only and shall not be used to interpret any aspect of this Agreement.

7.10 Entire Agreement. This Agreement, including all exhibits and schedules which are incorporated herein by reference, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior and contemporaneous understandings or agreements, written or oral, regarding such subject matter.

7.11 Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and together which shall constitute one and the same instrument.

7.12 Reformation. In the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; but this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

7.13 Fees and Expenses. Each of the parties shall pay their own respective fees and expenses incurred thereby, in each case in negotiating and preparing this Agreement (and all other contracts and documents executed in connection herewith or therewith) and in consummating the transactions contemplated hereby.

7.14 Further Assurances. Following the Closing, each of the Assignor and the Stockholders shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. In furtherance of the foregoing, following the Closing, Assignor and the Stockholders appoint Assignee, and any officer of Assignee, with full power of substitution, as Assignor’s true and lawful attorney-in-fact with full power and authority, upon the Assignee’s election and at Assignor’s expense, in its own name or in the name of Assignor, to do from time to time, all acts and things which Assignee deems necessary to protect and preserve the Assigned Assets and the Assumed Liabilities, as fully and effectually as Assignor might or could do. The powers of attorney granted by the Assignor and the Stockholders pursuant to this Section 7.14 are coupled with an interest.

7.15 Voluntary Agreement. Assignor, the Stockholders and Assignee have read this Agreement and on advice of counsel they have freely and voluntarily entered into this Agreement.

[Remainder of Page Intentionally Left Blank]

Assignment & Assumption Agreement	12

In Witness Whereof, the undersigned have executed this Assignment and Assumption Agreement as an instrument under seal as of the day and year first above written.

ASSIGNEE:

IRACING MOTORSPORT SIMULATIONS, LLC
By:	/s/ Anthony Gardner
Name:	Anthony Gardner
Title:	President and Chief Financial Officer

ASSIGNOR:

704 GAMES LLC

By:	/s/ Stephen Hood
Name:	Stephen Hood
Title:	Manager

[Signature Page to Assignment & Assumption Agreement]

Assignment & Assumption Agreement

In Witness Whereof, the undersigned have executed this Assignment & Assumption Agreement as an instrument under seal as of the day and year first above written.

STOCKHOLDER:

Motorsport Games Inc.

By:	/s/ Stephen Hood
Name:	Stephen Hood
Title:	Chief Executive Officer and President

Assignment & Assumption Agreement

EXHIBIT A

FORM OF LETTER AGREEMENT RE: CONSENT TO ASSIGNMENT, ASSUMPTION AND RELEASES

(See Attached)

Assignment & Assumption Agreement